Exhibit 99.1

CTG Appoints Seasoned Industry Executive, Owen Sullivan,

to Board of Directors

Continues Board Refresh with Two-Thirds New Board Members

Buffalo, NY, February 16, 2017 – CTG (NASDAQ:CTG), an information technology (IT) solutions and services company, today announced the appointment of Owen Sullivan to its Board of Directors, effective February 16, 2017. Concurrently, the Board announced the immediate retirement of William D. McGuire from the Board.

Mr. Sullivan is the former President of ManpowerGroup’s Specialty Brands where he was responsible for all the non-traditional staffing and consulting businesses. He retired from ManpowerGroup, a $22 billion, Fortune 150 global leader in innovative workforce solutions, in 2013, having served as a member of their Executive Committee. A significant part of his business unit included Experis, ManpowerGroup’s $3 billion global business delivering professional resourcing and project-based solutions in IT, finance and accounting, engineering and healthcare. Prior to joining ManpowerGroup in 2003, Mr. Sullivan served as President of the Financial Services Group of Metavante, Inc., a $700 million leading provider of financial services technology, until 2001. He joined Metavante in 1993 after a fourteen-year career with IBM, serving in a progression of sales, sales management and product marketing roles. Currently, Mr. Sullivan serves as an independent consultant, co-investing and working with private equity firms and senior executives of middle market companies. Additionally, Mr. Sullivan sits on the boards of directors of Johnson Financial Group, Marquette University and the Medical College of Wisconsin.

“We are pleased to add a director of Owen’s caliber,” said Bud Crumlish, President and CEO of CTG. “His success at ManpowerGroup, coupled with his thirty years of experience in staffing solutions and professional resourcing, will assist us with the execution of our three-year strategic plan.”

Daniel J. Sullivan, Chairman of the Board of Directors of CTG, commented, “Owen is an ideal addition to the Board given his extensive executive-level experience in the IT Staffing industry. We believe his addition to the Board is an important part of our plan to drive the Company’s revenue growth and profitability in the upcoming years.” Mr. Sullivan continued, “I also want to thank Bill McGuire who is retiring from CTG’s Board. Bill has been a key member of our Board for the past nine years and a significant contributor to the development of our strategy. With this latest addition, the Board will have turned over two-thirds of the directors since November 2015.”

In addition to Owen Sullivan, Arthur W. (Bud) Crumlish and James R. Helvey III will stand for election as directors at CTG’s annual meeting in May.

About CTG

CTG provides industry-specific IT services and solutions that address the business needs and challenges of clients in high-growth industries in North America and Western Europe. CTG also provides strategic staffing services for major technology companies and large corporations. Backed by 50 years of experience and proprietary methodologies, CTG has a proven track record of reliably delivering high-value, industry-specific staffing services and solutions to its clients. CTG has operations in North America, Western Europe, and India. The Company regularly posts news and other important information online at www.ctg.com.

Safe Harbor Statement

This document contains certain forward-looking statements concerning the Company’s current expectations as to future growth, financial outlook, business strategy and expectations for 2016, the announced share repurchase program and any potential repurchases of our shares, and statements related to cost control, new business opportunities, financial performance, market demand, and other attributes of the Company. These statements are based upon the Company’s expectations and assumptions, a review of industry reports, current business conditions in the areas where the Company does business, feedback from existing and potential new customers, a review of current and proposed legislation and governmental regulations that may affect the Company and/or its customers, and other future events or circumstances. Actual results could differ materially from the outlook guidance, expectations, and other forward-looking statements as a result of a number of factors, including among others, the Company’s inability to purchase shares under our share repurchase program due to changes in stock prices and other conditions, the availability to the Company of qualified professional staff, domestic and foreign industry competition for customers and talent, increased bargaining power of large customers, the Company’s ability to protect confidential client data, the partial or complete loss of the revenue the Company generates from International Business Machines Corporation (IBM) and/or SDI International (SDI), the uncertainty of customers’ implementations of cost reduction projects, the effect of healthcare reform and initiatives, the mix of work between staffing and solutions, currency exchange risks, risks associated with operating in foreign jurisdictions, renegotiations, nullification, or breaches of contracts with customers, vendors, subcontractors or other parties, the change in valuation of capitalized software balances, the impact of current and future laws and government regulation, as well as repeal or modification of such, affecting the information technology (IT) solutions and staffing industry, taxes and the Company’s operations in particular, industry and economic conditions, including fluctuations in demand for IT services, consolidation among the Company’s competitors or customers, the need to supplement or change our IT services in response to new offerings in the industry or changes in customer requirements for IT products and solutions and other factors that involve risk and uncertainty including those listed in the Company’s reports filed with the Securities and Exchange Commission as of the date of this document. Such forward-looking statements should be read in conjunction with the Company’s disclosures set forth in the Company’s 2015 Form 10-K, which is incorporated by reference, and other reports that may be filed from time to time with the Securities and Exchange Commission. The Company assumes no obligation to update the forward-looking information contained in this release.

Investors and Media:

Brendan Harrington, Chief Financial Officer

(716) 887-7368